Exhibit 1

ASX Release

Level 18, 275 Kent Street
Sydney, NSW, 2000

6 November 2023

Appendix 4G and 2023 Corporate Governance Statement

Westpac Banking Corporation ("Westpac") today provides the attached Appendix 4G and Westpac Group 2023 Corporate Governance Statement.

For further information:

Hayden Cooper
Group Head of Media Relations
0402 393 619

Justin McCarthy
General Manager, Investor Relations
0422 800 321

This document has been authorised for release by Tim Hartin, Company Secretary.

WESTPAC BANKING CORPORATION ABN 33 007 457 141

Rules 4.7.3 and 4.10.3

Appendix 4G

Key to Disclosures
Corporate Governance Council Principles and Recommendations

Name of entity

WESTPAC BANKING CORPORATION

ABN/ARBN		Financial year ended:
33 007 457 141		30 September 2023

Our corporate governance statement[1] for the period above can be found at:[2]

☐	These pages of our annual report:	
☒	This URL on our website:	www.westpac.com.au/about-westpac/westpac-group/corporate-governance/corporate-governance-overview/

The Corporate Governance Statement is accurate and up to date as at 5 November 2023 and has been approved by the board.

The annexure includes a key to where our corporate governance disclosures can be located.[3]

Date:	5 November 2023
Name of authorised officer authorising lodgement:	Tim Hartin, Company Secretary

[1] "Corporate governance statement" is defined in Listing Rule 19.12 to mean the statement referred to in Listing Rule 4.10.3 which discloses the extent to which an entity has followed the recommendations set by the ASX Corporate Governance Council during a particular reporting period.

Listing Rule 4.10.3 requires an entity that is included in the official list as an ASX Listing to include in its annual report either a corporate governance statement that meets the requirements of that rule or the URL of the page on its website where such a statement is located. The corporate governance statement must disclose the extent to which the entity has followed the recommendations set by the ASX Corporate Governance Council during the reporting period. If the entity has not followed a recommendation for any part of the reporting period, its corporate governance statement must separately identify that recommendation and the period during which it was not followed and state its reasons for not following the recommendation and what (if any) alternative governance practices it adopted in lieu of the recommendation during that period.

Under Listing Rule 4.7.4, if an entity chooses to include its corporate governance statement on its website rather than in its annual report, it must lodge a copy of the corporate governance statement with ASX at the same time as it lodges its annual report with ASX. The corporate governance statement must be current as at the effective date specified in that statement for the purposes of Listing Rule 4.10.3.

Under Listing Rule 4.7.3, an entity must also lodge with ASX a completed Appendix 4G at the same time as it lodges its annual report with ASX. The Appendix 4G serves a dual purpose. It acts as a key designed to assist readers to locate the governance disclosures made by a listed entity under Listing Rule 4.10.3 and under the ASX Corporate Governance Council's recommendations. It also acts as a verification tool for listed entities to confirm that they have met the disclosure requirements of Listing Rule 4.10.3.

The Appendix 4G is not a substitute for, and is not to be confused with, the entity's corporate governance statement. They serve different purposes and an entity must produce each of them separately.

[2] Tick whichever option is correct and then complete the page number(s) of the annual report, or the URL of the web page, where your corporate governance statement can be found. You can, if you wish, delete the option which is not applicable.

[3] Throughout this form, where you are given two or more options to select, you can, if you wish, delete any option which is not applicable and just retain the option that is applicable. If you select an option that includes "OR" at the end of the selection and you delete the other options, you can also, if you wish, delete the "OR" at the end of the selection.

See notes 4 and 5 below for further instructions on how to complete this form.

ASX Listing Rules Appendix 4G (current at 17/7/2020) Page 1

Appendix 4G Key to Disclosures Corporate Governance Council Principles and Recommendations ASX Listing Rules Appendix 4G (current at 17/7/2020) Page 2 ANNEXURE – KEY TO CORPORATE GOVERNANCE DISCLOSURES Corporate Governance Council recommendation Where a box below is ticked,4 we have followed the recommendation in full for the whole of the period above. We have disclosed this in our Corporate Governance Statement: Where a box below is ticked, we have NOT followed the recommendation in full for the whole of the period above. Our reasons for not doing so are: 5 PRINCIPLE 1 – LAY SOLID FOUNDATIONS FOR MANAGEMENT AND OVERSIGHT 1.1 A listed entity should have and disclose a board charter setting out: (a) the respective roles and responsibilities of its board and management; and (b) those matters expressly reserved to the board and those delegated to management. ☒ On page 3 under ‘Roles and responsibilities’ and we have disclosed a copy of our Board charter at: www.westpac.com.au/about-westpac/westpac-group/corporate-governance/constitution-board/ - 1.2 A listed entity should: (a) undertake appropriate checks before appointing a director or senior executive or putting someone forward for election as a director; and (b) provide security holders with all material information in its possession relevant to a decision on whether or not to elect or re-elect a director. ☒ On page 6 under ‘Appointment of Directors’ and page 17 under ‘Fit and Proper Person assessments’. - 1.3 A listed entity should have a written agreement with each director and senior executive setting out the terms of their appointment. ☒ On page 6 under ‘Appointment of Directors’ and page 8 under ‘Board assessment of management performance’. - 1.4 The company secretary of a listed entity should be accountable directly to the board, through the chair, on all matters to do with the proper functioning of the board. ☒ On page 11 under ‘Role of the Company Secretary’ - 4 Tick the box in this column only if you have followed the relevant recommendation in full for the whole of the period above. Where the recommendation has a disclosure obligation attached, you must insert the location where that disclosure has been made, where indicated by the line with “insert location” underneath. If the disclosure in question has been made in your corporate governance statement, you need only insert “our corporate governance statement”. If the disclosure has been made in your annual report, you should insert the page number(s) of your annual report (eg “pages 10-12 of our annual report”). If the disclosure has been made on your website, you should insert the URL of the web page where the disclosure has been made or can be accessed (eg “www.entityname.com.au/corporate governance/charters/”). 5 If you have followed all of the Council’s recommendations in full for the whole of the period above, you can, if you wish, delete this column from the form and re-format it.

Appendix 4G Key to Disclosures Corporate Governance Council Principles and Recommendations ASX Listing Rules Appendix 4G (current at 17/7/2020) Page 3 Corporate Governance Council recommendation Where a box below is ticked,4 we have followed the recommendation in full for the whole of the period above. We have disclosed this in our Corporate Governance Statement: Where a box below is ticked, we have NOT followed the recommendation in full for the whole of the period above. Our reasons for not doing so are: 5 1.5 A listed entity should: (a) have and disclose a diversity policy; (b) through its board or a committee of the board set measurable objectives for achieving gender diversity in the composition of its board, senior executives and workforce generally; and (c) disclose in relation to each reporting period: (1) the measurable objectives set for that period to achieve gender diversity; (2) the entity’s progress towards achieving those objectives; and (3) either: (A) the respective proportions of men and women on the board, in senior executive positions and across the whole workforce (including how the entity has defined “senior executive” for these purposes); or (B) if the entity is a “relevant employer” under the Workplace Gender Equality Act, the entity’s most recent “Gender Equality Indicators”, as defined in and published under that Act. If the entity was in the S&P / ASX 300 Index at the commencement of the reporting period, the measurable objective for achieving gender diversity in the composition of its board should be to have not less than 30% of its directors of each gender within a specified period. ☒ On page 12 under ‘Diversity’ and we have disclosed a copy of our diversity policy at: www.westpac.com.au/about-westpac/inclusion-and-diversity/ and we have disclosed the information referred to in paragraph (c): in our Corporate Governance Statement on page 12 under ‘Diversity’. Westpac Banking Corporation was included in the S&P / ASX 300 Index at the commencement of the reporting period. Our measurable objective for achieving gender diversity in the composition of our board, as set out on page 12 under ‘Diversity’ was to have at least 40% women, 40% men and 20% any gender. - 1.6 A listed entity should: (a) have and disclose a process for periodically evaluating the performance of the board, its committees and individual directors; and (b) disclose for each reporting period whether a performance evaluation has been undertaken in accordance with that process during or in respect of that period. ☒ On page 8 under ‘Performance reviews’ and we have disclosed the evaluation process referred to in paragraph (a): in our Corporate Governance Statement on page 8 under ‘Performance reviews’ and whether a performance evaluation was undertaken for the reporting period in accordance with that process: in our Corporate Governance Statement on page 8 under ‘Performance reviews’. -

Appendix 4G Key to Disclosures Corporate Governance Council Principles and Recommendations ASX Listing Rules Appendix 4G (current at 17/7/2020) Page 4 Corporate Governance Council recommendation Where a box below is ticked,4 we have followed the recommendation in full for the whole of the period above. We have disclosed this in our Corporate Governance Statement: Where a box below is ticked, we have NOT followed the recommendation in full for the whole of the period above. Our reasons for not doing so are: 5 1.7 A listed entity should: (a) have and disclose a process for evaluating the performance of its senior executives at least once every reporting period; and (b) disclose for each reporting period whether a performance evaluation has been undertaken in accordance with that process during or in respect of that period. ☒ On page 8 under ‘Board assessment of management performance’ and we have disclosed the evaluation process referred to in paragraph (a): on page 8 under ‘Board assessment of management performance’ and in the Remuneration Report as provided in the Annual Report available at: www.westpac.com.au/about-westpac/investor-centre/annual-report/ and whether a performance evaluation was undertaken for the reporting period in accordance with that process: on page 8 under ‘Board assessment of management performance’ and in the Remuneration Report as provided in the Annual Report at: www.westpac.com.au/about-westpac/investor-centre/annual-report/ -

Appendix 4G Key to Disclosures Corporate Governance Council Principles and Recommendations ASX Listing Rules Appendix 4G (current at 17/7/2020) Page 5 Corporate Governance Council recommendation Where a box below is ticked,4 we have followed the recommendation in full for the whole of the period above. We have disclosed this in our Corporate Governance Statement: Where a box below is ticked, we have NOT followed the recommendation in full for the whole of the period above. Our reasons for not doing so are: 5 PRINCIPLE 2 - STRUCTURE THE BOARD TO BE EFFECTIVE AND ADD VALUE 2.1 The board of a listed entity should: (a) have a nomination committee which: (1) has at least three members, a majority of whom are independent directors; and (2) is chaired by an independent director, and disclose: (3) the charter of the committee; (4) the members of the committee; and (5) as at the end of each reporting period, the number of times the committee met throughout the period and the individual attendances of the members at those meetings; or (b) if it does not have a nomination committee, disclose that fact and the processes it employs to address board succession issues and to ensure that the board has the appropriate balance of skills, knowledge, experience, independence and diversity to enable it to discharge its duties and responsibilities effectively. ☒ On page 10 under ‘Role of the Board Committees’ and we have disclosed a copy of the charter of the Board Nominations and Governance Committee at: www.westpac.com.au/about-westpac/westpac-group/corporate-governance/constitution-board/ and the information referred to in paragraphs (4) and (5): in our Corporate Governance Statement on page 10 under ‘Role of the Board Committees’ and in section 9 of the Directors’ Report on page 65 of the Annual Report available at: www.westpac.com.au/about-westpac/investor-centre/annual-report/ - 2.2 A listed entity should have and disclose a board skills matrix setting out the mix of skills that the board currently has or is looking to achieve in its membership. ☒ On page 5 under ‘Figure 1 – Board skills, experience and attributes as at 30 September 2023’ - 2.3 A listed entity should disclose: (a) the names of the directors considered by the board to be independent directors; (b) if a director has an interest, position, affiliation or relationship of the type described in Box 2.3 but the board is of the opinion that it does not compromise the independence of the director, the nature of the interest, position or relationship in question and an explanation of why the board is of that opinion; and (c) the length of service of each director. ☒ On page 2 under ‘Board of Directors’ and we have disclosed the names of the directors considered by the board to be independent directors: in our Corporate Governance Statement on page 2 under ‘Board of Directors’ and, where applicable, the information referred to in paragraph (b): in our Corporate Governance Statement on page 2 under ‘Board of Directors’ and the length of service of each director: is summarised in our Corporate Governance Statement on page 7 under ‘Appointment of Directors’ and is set out in section 1 of the Directors’ Report on pages 52 to 55 of our Annual Report available at: www.westpac.com.au/about-westpac/investor-centre/annual-report/ -

Appendix 4G Key to Disclosures Corporate Governance Council Principles and Recommendations ASX Listing Rules Appendix 4G (current at 17/7/2020) Page 6 Corporate Governance Council recommendation Where a box below is ticked,4 we have followed the recommendation in full for the whole of the period above. We have disclosed this in our Corporate Governance Statement: Where a box below is ticked, we have NOT followed the recommendation in full for the whole of the period above. Our reasons for not doing so are: 5 2.4 A majority of the board of a listed entity should be independent directors. ☒ On page 2 under ‘Board of Directors’. - 2.5 The chair of the board of a listed entity should be an independent director and, in particular, should not be the same person as the CEO of the entity. ☒ On page 2 under ‘Board of Directors’ and on page 4 under ‘Chairman’. - 2.6 A listed entity should have a program for inducting new directors and for periodically reviewing whether there is a need for existing directors to undertake professional development to maintain the skills and knowledge needed to perform their role as directors effectively. ☒ On page 5 under ‘Board, skills, experience and attributes’, page 6 under ‘Appointment of Directors’ and page 7 under ‘Continuing education’. - PRINCIPLE 3 – INSTIL A CULTURE OF ACTING LAWFULLY, ETHICALLY AND RESPONSIBLY 3.1 A listed entity should articulate and disclose its values. ☒ On page 14 under ‘Ethical decision making’ and we have disclosed our values at: www.westpac.com.au/about-westpac/careers/working-together-at-westpac/our-values/ - 3.2 A listed entity should: (a) have and disclose a code of conduct for its directors, senior executives and employees; and (b) ensure that the board or a committee of the board is informed of any material breaches of that code. ☒ On page 15 under ‘Code of Conduct’ and we have disclosed our code of conduct at: www.westpac.com.au/a westpac/westpac-group/corporate-governance/principles-policies/ - 3.3 A listed entity should: (a) have and disclose a whistleblower policy; and (b) ensure that the board or a committee of the board is informed of any material incidents reported under that policy. ☒ On page 16 under ‘Concern reporting and whistleblower protection’ and we have disclosed our whistleblower policy at: www.westpac.com.au/about-westpac/westpac-group/corporate-governance/principles-policies/ - 3.4 A listed entity should: (a) have and disclose an anti-bribery and corruption policy; and (b) ensure that the board or committee of the board is informed of any material breaches of that policy. ☒ On page 17 under ‘Anti-Bribery and Corruption’ and we have disclosed our anti-bribery and corruption policy at: www.westpac.com.au/about-westpac/westpac-group/corporate-governance/anti-bribery-corruption-policy-procedures/ -

Appendix 4G Key to Disclosures Corporate Governance Council Principles and Recommendations ASX Listing Rules Appendix 4G (current at 17/7/2020) Page 7 Corporate Governance Council recommendation Where a box below is ticked,4 we have followed the recommendation in full for the whole of the period above. We have disclosed this in our Corporate Governance Statement: Where a box below is ticked, we have NOT followed the recommendation in full for the whole of the period above. Our reasons for not doing so are: 5 PRINCIPLE 4 – SAFEGUARD THE INTEGRITY OF CORPORATE REPORTS 4.1 The board of a listed entity should: (a) have an audit committee which: (1) has at least three members, all of whom are non-executive directors and a majority of whom are independent directors; and (2) is chaired by an independent director, who is not the chair of the board, and disclose: (3) the charter of the committee; (4) the relevant qualifications and experience of the members of the committee; and (5) in relation to each reporting period, the number of times the committee met throughout the period and the individual attendances of the members at those meetings; or (b) if it does not have an audit committee, disclose that fact and the processes it employs that independently verify and safeguard the integrity of its corporate reporting, including the processes for the appointment and removal of the external auditor and the rotation of the audit engagement partner. ☒ On page 10 under ‘Role of the Board Committees’ and we have disclosed a copy of the Board Audit Committee charter at: /www.westpac.com.au/about-westpac/westpac-group/corporate-governance/constitution-board/ and the information referred to in paragraphs (4) and (5): in our Corporate Governance Statement on page 10 under ‘Role of the Board Committees’, page 11 in Board Audit Committee financial knowledge and in section 9 of the Directors’ Report on page 65 of our Annual Report available at: www.westpac.com.au/about-westpac/investor-centre/annual-report/ - 4.2 The board of a listed entity should, before it approves the entity’s financial statements for a financial period, receive from its CEO and CFO a declaration that, in their opinion, the financial records of the entity have been properly maintained and that the financial statements comply with the appropriate accounting standards and give a true and fair view of the financial position and performance of the entity and that the opinion has been formed on the basis of a sound system of risk management and internal control which is operating effectively. ☒ On page 21 under CEO and CFO assurance’. - 4.3 A listed entity should disclose its process to verify the integrity of any periodic corporate report it releases to the market that is not audited or reviewed by an external auditor. ☒ On page 22 under ‘Verification of periodic corporate reports’. -

Appendix 4G Key to Disclosures Corporate Governance Council Principles and Recommendations ASX Listing Rules Appendix 4G (current at 17/7/2020) Page 8 Corporate Governance Council recommendation Where a box below is ticked,4 we have followed the recommendation in full for the whole of the period above. We have disclosed this in our Corporate Governance Statement: Where a box below is ticked, we have NOT followed the recommendation in full for the whole of the period above. Our reasons for not doing so are: 5 PRINCIPLE 5 – MAKE TIMELY AND BALANCED DISCLOSURE 5.1 A listed entity should have and disclose a written policy for complying with its continuous disclosure obligations under listing rule 3.1. ☒ On page 22 under ‘Market disclosure’ and we have disclosed our continuous disclosure compliance policy at: www.westpac.com.au/about-westpac/westpac-group/corporate-governance/principles-policies/ - 5.2 A listed entity should ensure that its board receives copies of all material market announcements promptly after they have been made. ☒ On page 23 under ‘Market disclosure’. - 5.3 A listed entity that gives a new and substantive investor or analyst presentation should release a copy of the presentation materials on the ASX Market Announcements Platform ahead of the presentation. ☒ On page 23 under ‘Market disclosure’. - PRINCIPLE 6 – RESPECT THE RIGHTS OF SECURITY HOLDERS 6.1 A listed entity should provide information about itself and its governance to investors via its website. ☒ Referenced throughout our Corporate Governance Statement. and we have disclosed information about us and our governance on our website at: www.westpac.com.au/about-westpac/; and www.westpac.com.au/about-westpac/westpac-group/corporate-governance/ - 6.2 A listed entity should have an investor relations program that facilitates effective two-way communication with investors. ☒ On page 23 under ‘Shareholder communication and participation’. - 6.3 A listed entity should disclose how it facilitates and encourages participation at meetings of security holders. ☒ On page 23 under ‘Shareholder communication and participation’. - 6.4 A listed entity should ensure that all substantive resolutions at a meeting of security holders are decided by a poll rather than by a show of hands. ☒ On page 23 under ‘Shareholder communication and participation’. - 6.5 A listed entity should give security holders the option to receive communications from, and send communications to, the entity and its security registry electronically. ☒ On page 23 under ‘Shareholder communication and participation’. -

Appendix 4G Key to Disclosures Corporate Governance Council Principles and Recommendations ASX Listing Rules Appendix 4G (current at 17/7/2020) Page 9 Corporate Governance Council recommendation Where a box below is ticked,4 we have followed the recommendation in full for the whole of the period above. We have disclosed this in our Corporate Governance Statement: Where a box below is ticked, we have NOT followed the recommendation in full for the whole of the period above. Our reasons for not doing so are: 5 PRINCIPLE 7 – RECOGNISE AND MANAGE RISK 7.1 The board of a listed entity should: (a) have a committee or committees to oversee risk, each of which: (1) has at least three members, a majority of whom are independent directors; and (2) is chaired by an independent director, and disclose: (3) the charter of the committee; (4) the members of the committee; and (5) as at the end of each reporting period, the number of times the committee met throughout the period and the individual attendances of the members at those meetings; or (b) if it does not have a risk committee or committees that satisfy (a) above, disclose that fact and the processes it employs for overseeing the entity’s risk management framework. ☒ On page 9 under ‘Role of the Board Committees’ and we have disclosed a copy of the Board Risk Committee charter at: www.westpac.com.au/about-westpac/westpac-group/corporate-governance/constitution-board/ and the information referred to in paragraphs (4) and (5): in our Corporate Governance Statement on page 9 under ‘Role of the Board Committees’ and in section 9 of the Directors’ Report on page 65 of the Annual Report available at: www.westpac.com.au/about-westpac/investor-centre/annual-report/ - 7.2 The board or a committee of the board should: (a) review the entity’s risk management framework at least annually to satisfy itself that it continues to be sound and that the entity is operating with due regard to the risk appetite set by the board; and (b) disclose, in relation to each reporting period, whether such a review has taken place. ☒ On page 3 under ‘Roles and Responsibilities’, page 9 under ‘Role of the Board Committees’ and page 18 under ‘Risk Management’ and we have disclosed whether a review of the entity’s risk management framework was undertaken during the reporting period: on page 18 under ‘Risk Management’. - 7.3 A listed entity should disclose: (a) if it has an internal audit function, how the function is structured and what role it performs; or (b) if it does not have an internal audit function, that fact and the processes it employs for evaluating and continually improving the effectiveness of its governance, risk management and internal control processes. ☒ On page 22 under ‘Group Audit (internal audit)’ and we have disclosed how our internal audit function is structured and what role it performs: on page 22 under ‘Group Audit (internal audit)’. -

Appendix 4G Key to Disclosures Corporate Governance Council Principles and Recommendations ASX Listing Rules Appendix 4G (current at 17/7/2020) Page 10 Corporate Governance Council recommendation Where a box below is ticked,4 we have followed the recommendation in full for the whole of the period above. We have disclosed this in our Corporate Governance Statement: Where a box below is ticked, we have NOT followed the recommendation in full for the whole of the period above. Our reasons for not doing so are: 5 7.4 A listed entity should disclose whether it has any material exposure to environmental or social risks and, if it does, how it manages or intends to manage those risks. ☒ On page 18 under ‘Material exposure to sustainability risks’ and we have disclosed whether we have any material exposure to environmental and social risks: on pages 18 to 19, pages 36 to 47, and pages 145 to 164 of our Annual Report available at: www.westpac.com.au/about-westpac/investor-centre/annual-report/ and on our website at: www.westpac.com.au/about-westpac/sustainability/ and, if we do, how we manage or intend to manage those risks: on pages 18 to 19, pages 36 to 47, and pages 145 to 164 of our Annual Report available at: www.westpac.com.au/about-westpac/investor-centre/annual-report/ and on our website at: www.westpac.com.au/about-westpac/sustainability/ -

Appendix 4G Key to Disclosures Corporate Governance Council Principles and Recommendations ASX Listing Rules Appendix 4G (current at 17/7/2020) Page 11 Corporate Governance Council recommendation Where a box below is ticked,4 we have followed the recommendation in full for the whole of the period above. We have disclosed this in our Corporate Governance Statement: Where a box below is ticked, we have NOT followed the recommendation in full for the whole of the period above. Our reasons for not doing so are: 5 PRINCIPLE 8 – REMUNERATE FAIRLY AND RESPONSIBLY 8.1 The board of a listed entity should: (a) have a remuneration committee which: (1) has at least three members, a majority of whom are independent directors; and (2) is chaired by an independent director, and disclose: (3) the charter of the committee; (4) the members of the committee; and (5) as at the end of each reporting period, the number of times the committee met throughout the period and the individual attendances of the members at those meetings; or (b) if it does not have a remuneration committee, disclose that fact and the processes it employs for setting the level and composition of remuneration for directors and senior executives and ensuring that such remuneration is appropriate and not excessive. ☒ On page 10 under ‘Role of the Board Committees’ and we have disclosed a copy of the Board Remuneration Committee charter at: www.westpac.com.au/about-westpac/westpac-group/corporate-governance/constitution-board/ and the information referred to in paragraphs (4) and (5): in our Corporate Governance Statement on page 10 under ‘Role of the Board Committees’ and in section 9 of the Directors’ Report on page 65 of the Annual Report available at: www.westpac.com.au/about-westpac/investor-centre/annual-report/ - 8.2 A listed entity should separately disclose its policies and practices regarding the remuneration of non-executive directors and the remuneration of executive directors and other senior executives. ☒ On page 7 under ‘Remuneration framework’ and we have disclosed separately our remuneration policies and practices regarding the remuneration of non-executive directors and the remuneration of executive directors and other senior executives: in the Remuneration Report in the Directors’ Report in our Annual Report available at: www.westpac.com.au/about-westpac/investor-centre/annual-report/ - 8.3 A listed entity which has an equity-based remuneration scheme should: (a) have a policy on whether participants are permitted to enter into transactions (whether through the use of derivatives or otherwise) which limit the economic risk of participating in the scheme; and (b) disclose that policy or a summary of it. ☒ On page 7 under ’Remuneration framework’ and we have disclosed our policy on this issue or a summary of it: in the Remuneration Report in the Directors’ Report in our Annual Report available at: www.westpac.com.au/about-westpac/investor-centre/annual-report/ -

Appendix 4G Key to Disclosures Corporate Governance Council Principles and Recommendations ASX Listing Rules Appendix 4G (current at 17/7/2020) Page 12 Corporate Governance Council recommendation Where a box below is ticked,4 we have followed the recommendation in full for the whole of the period above. We have disclosed this in our Corporate Governance Statement: Where a box below is ticked, we have NOT followed the recommendation in full for the whole of the period above. Our reasons for not doing so are: 5 ADDITIONAL RECOMMENDATIONS THAT APPLY ONLY IN CERTAIN CASES 9.1 A listed entity with a director who does not speak the language in which board or security holder meetings are held or key corporate documents are written should disclose the processes it has in place to ensure the director understands and can contribute to the discussions at those meetings and understands and can discharge their obligations in relation to those documents. - ☒ we do not have a director in this position and this recommendation is therefore not applicable 9.2 A listed entity established outside Australia should ensure that meetings of security holders are held at a reasonable place and time. - ☒ we do not have a director in this position and this recommendation is therefore not applicable 9.3 A listed entity established outside Australia, and an externally managed listed entity that has an AGM, should ensure that its external auditor attends its AGM and is available to answer questions from security holders relevant to the audit. - ☒ we are established in Australia and not an externally managed listed entity and this recommendation is therefore not applicable

CORPORATE GOVERNANCE STATEMENT 2023 WESTPAC BANKING CORPORATION ABN 33 007 457 141

This Corporate Governance Statement, which has been approved by the Board, describes our corporate governance framework, policies, and practices as at 5 November 2023. In this Corporate Governance Statement, a reference to ‘Westpac’, ‘Group’, ‘Westpac Group’, ‘we’, ‘us’ and ‘our’ is to Westpac Banking Corporation ABN 33 007 457 141 and its subsidiaries unless it clearly means just Westpac Banking Corporation. CONTENTS INTRODUCTION Our approach to governance 1 THE BOARD The Board 2 Roles and responsibilities 3 OPERATION OF THE BOARD Board skills, experience and attributes 5 Appointment of Directors 6 Performance reviews 8 Role of the Board Committees 9 DIVERSITY, ETHICAL DECISION MAKING, KEY POLICIES & SUSTAINABILITY Diversity 12 Ethical decision making 14 Key policies 16 Sustainability 18 RISK Risk Management 18 FINANCIAL REPORTING AND DISCLOSURE Financial reporting and audit 21 Market disclosure and shareholder communication 22 WESTPAC GROUP 2023 CORPORATE GOVERNANCE STATEMENT INTRODUCTION THE BOARD

OUR APPROACH TO GOVERNANCE Corporate governance is the framework of systems, policies and processes by which we operate and through which our people are both empowered and accountable for making decisions that affect our business, operations, customers and stakeholders. The framework establishes the roles and responsibilities of Westpac’s Board, management team, employees and suppliers. It also establishes the systems, policies and processes for monitoring and evaluating Board and management performance, and the practices for corporate reporting, disclosure, remuneration, risk management and engagement of security holders. Our approach to corporate governance is based on a set of values and behaviours that underpin our day-to-day activities. Our values and behaviours are designed to promote transparency, fair dealing, and the protection of stakeholder interests, including our customers, our shareholders, our employees and our community. We aspire to the highest standards of corporate governance, which Westpac sees as fundamental to the sustainability of our business and our performance. As Westpac’s principal listing is on the ASX, we have followed the ASX Corporate Governance Principles and Recommendations (fourth edition) (ASXCGC Recommendations) published by the ASX Limited’s Corporate Governance Council (ASXCGC) throughout the year. Westpac’s ordinary shares are also quoted on the NZX Main Board, which is the main board equity security market operated by NZX Limited. BOARD AREAS OF FOCUS IN FY23 This year the Board (including with assistance from its Board Committees) has focused on overseeing: — the continued implementation and embedment of the Customer Outcomes and Risk Excellence (CORE) program to uplift outcomes for customers and our governance of financial and non-financial risk; — the introduction of the Group’s updated purpose – ‘Creating better futures together’ – and refreshed strategy, which is focused on repositioning the Group’s priorities to focus on the future and is framed by four strategic pillars: Customer, Easy, Expert and Advocate; — the delivery of key priorities under the Group’s refreshed strategy including implementing an organisational structure that is designed to drive growth; — the Group’s financial and operating performance; — the management of current and emerging risks arising from the evolving economic, geopolitical, regulatory, and competitive environment; — the Group’s capital position, including changes in regulatory capital requirements; — the programs and processes in place to support our customers experiencing hardship; — considering and assessing the resilience of the Group’s systems and response to potential cyber incidents and data breaches; — the priorities outlined in our Sustainability Strategy and approving our updated Climate Change Position Statement and Action Plan; — the ongoing work to improve Westpac’s management of financial crime risk; — the ongoing consideration of Board and Chair succession, as well as Board Committee composition; — the further simplification of our business and operations through the exit of non-core businesses; and — progress in improving the Group’s expense-to-income ratio relative to peers. 1 OPERATION OF THE BOARD DIVERSITY, ETHICAL DECISION MAKING, KEY POLICIES & SUSTAINABILITY RISK FINANCIAL REPORTING AND DISCLOSURE

THE BOARD Board of Directors The Board is comprised of nine independent Non-executive Directors and the Managing Director and Chief Executive Officer (CEO). A profile of each Director can be found on our website at: www.westpac.com.au/about-westpac/westpac-group/ board-of-directors/. PETER NASH Independent Non-executive Director AUDETTE EXEL Independent Non-executive Director JOHN MCFARLANE Chairman and Independent Non-executive Director PETER KING Managing Director and Chief Executive Officer NERIDA CAESAR Independent Non-executive Director TIM BURROUGHS Independent Non-executive Director NORA SCHEINKESTEL Independent Non-executive Director MARGARET (MARGIE) SEALE Independent Non-executive Director MICHAEL ULLMER Independent Non-executive Director CHRIS LYNCH Independent Non-executive Director 2 WESTPAC GROUP 2023 CORPORATE GOVERNANCE STATEMENT INTRODUCTION THE BOARD

ROLES AND RESPONSIBILITIES The Board The role of the Board is to provide leadership and strategic guidance for Westpac and its related bodies corporate, in addition to overseeing the sound and prudent management of the Westpac Group. The Board Charter outlines the roles and responsibilities of the Board. Key responsibilities are: — approving and overseeing management’s implementation of the strategic direction of the Westpac Group, its business plan and significant corporate strategic initiatives; — appointing the CEO and Chief Financial Officer (CFO), and approving the appointment of Group Executives, the General Manager, Group Audit and any other person the Board determines; — overseeing culture across the Group by setting the tone from the top, approving Westpac Group’s values and receiving reporting on the Group’s culture; — assessing and reviewing the performance of the Board, its Board Committees, the CEO and the Group Executives; — approving the Westpac Director Appointment & Renewal Policy and determining Board size and composition; — approving the Westpac Group Remuneration Policy; — approving, in accordance with the Westpac Group Remuneration Policy, remuneration arrangements, variable remuneration outcomes and adjustments to variable remuneration where appropriate for Group Executives, other employees who are accountable persons under the Banking Executive Accountability Regime (BEAR), any person performing a role specified by the Australian Prudential Regulation Authority (APRA) and any other person the Board determines; — approving the annual financial targets and financial statements, and monitoring financial performance against forecast and prior periods; — determining our dividend policy and the amount, nature and timing of dividends to be paid; — approving the Internal Capital Adequacy Assessment Process, including reviewing Group stress testing outcomes/scenarios, and approving recovery and resolution plans; — considering and approving our overall risk management framework for managing financial and non-financial risk; — approving the Group Risk Management Framework, the Group Risk Management Strategy and the Board Risk Appetite Statement and monitoring the effectiveness of risk management by the Group; — forming a view of our risk culture and overseeing the identification of, and steps taken to address any desirable changes to risk culture; — considering the social, ethical and environmental impact of our activities including the effects of climate change, and setting standards and monitoring compliance with our sustainability policies and practices; — providing oversight of the Group’s technology strategy and the implementation of key technology initiatives; — overseeing and monitoring workplace health and safety (WHS) issues in the Group and considering appropriate WHS reports and information; and — meeting with representatives from our principal regulators on a regular basis. The Board Charter is available on our website at: www.westpac.com.au/about-westpac/westpac-group/ corporate-governance/constitution-board/. WESTPAC’S BOARD AND BOARD COMMITTEE STRUCTURE BOARD COMMITTEES Provide relevant periodic assurances and reports (as appropriate) Provide assurance on the remuneration disclosures in the Remuneration Report Provide assurance on risk components of the annual report and interim financial results announcement Delegation Assurance, Oversight through Reporting Accountability Accountability Delegation Delegation Board Committees will refer matters to the Board or other Board Committees where appropriate. Specific reporting as shown above BOARD Independent Assurance and Advice External Auditors Group Audit Independent Assurance and External Advice Chief Executive Officer Group Executives Remuneration Audit Nominations & Governance Risk 3 FINANCIAL REPORTING AND DISCLOSURE OPERATION OF THE BOARD DIVERSITY, ETHICAL DECISION MAKING, KEY POLICIES & SUSTAINABILITY RISK

The Board has delegated to the CEO, and through the CEO to the Executive Team, responsibility for the day-to-day management of Westpac’s business. These delegations are subject to the limitations and restrictions contained in the delegation instruments. The Board is assisted in meeting its roles and responsibilities by its four standing Board Committees. Further information about each of the Board Committees is set out in the section titled ‘Role of the Board Committees’. Chairman The Board elects one of the independent Non-executive Directors as Chairman. Our Chairman is John McFarlane1 .. His role includes: — providing effective leadership to the Board in relation to all Board matters; — guiding the agenda and conducting all Board meetings to facilitate discussions, challenge and decision-making; — in conjunction with the Company Secretary, arranging regular Board meetings throughout the year and confirming that minutes of meetings accurately record decisions taken and, as required, the views of individual Directors; — overseeing the process for appraising Directors and the Board as a whole; — overseeing Board succession, including in relation to the Board Chair and Board Committee Chair roles; — acting as a conduit between management and the Board, and being the primary point of communication between the Board and CEO; — representing the views of the Board to the public; and — taking a leading role in creating and maintaining an effective corporate governance system. 1 On 16 October 2023, Westpac announced the appointment of Steven Gregg as a Non-executive Director and Chairman-Elect, effective 7 November 2023. Mr. Gregg will succeed outgoing Chairman John McFarlane following the conclusion of Westpac’s Annual General Meeting on 14 December. CEO Our Managing Director and CEO is Peter King. His role includes: — leadership of the management team and, with the Board, overseeing succession planning for the management team; — developing strategic objectives for the business and achievement of the planned results; and — the day-to-day management of the Westpac Group’s operations, subject to the specified delegations of authority approved by the Board. 4 WESTPAC GROUP 2023 CORPORATE GOVERNANCE STATEMENT INTRODUCTION THE BOARD

OPERATION OF THE BOARD | DIVERSITY, ETHICAL DECISION MAKING, KEY POLICIES & SUSTAINABILITY | RISK | FINANCIAL REPORTING AND DISCLOSURE 5

Board skills, experience and attributes

Westpac seeks to maintain a Board of Directors with a broad range of relevant financial and other skills, knowledge, and experience necessary to guide the business of the Group. The Board uses a skills matrix to illustrate the key skills and experience the Westpac Board is seeking to achieve in its membership collectively and the number of Directors with each skill and experience.

The skills matrix also assists to identify focus areas for the continuing education and professional development of Directors. For example, in FY23 these focus areas included cyber risk, crisis management, and key environmental, social and governance topics (amongst others). The skills matrix also assists to identify areas where it may be desirable for specialist external expertise to be retained to supplement the Board's skills and experience. The skills matrix is set out in Figure 1.

FIGURE 1 – BOARD SKILLS, EXPERIENCE AND ATTRIBUTES AS AT 30 SEPTEMBER 2023

SKILLS AND EXPERIENCE	DESCRIPTION	NUMBER OF DIRECTORS
Customer focus	Experience in developing and overseeing the embedding of a strong customer-focused culture in large and complex organisations, and a demonstrable commitment to achieving customer outcomes	Deep: 8; General: 2
Strategy	An ability to define strategic objectives, constructively question business plans, oversee the implementation of strategy using commercial judgement and bring a global perspective to bear	Deep: 9; General: 1
Financial services	Experience working in, or advising, the banking and financial services industry with strong knowledge of its economic drivers and global business perspectives	Deep: 7; General: 2; Limited: 1
Financial acumen	Highly proficient in accounting or related financial management and reporting for businesses of significant size	Deep: 7; General: 3
Risk	Experience in anticipating, recognising and managing risks, including financial, non-financial and emerging risks, and monitoring risk management frameworks and controls	Deep: 9; General: 1
Technology, digital and data	Experience in developing or overseeing the application of technology in large and complex businesses, with particular reference to technology-innovation, disruptive technologies, data, cyber-security, digital transformation and customer experience	Deep: 2; General: 8
Governance	Experience as a Director of a listed entity, with detailed knowledge of governance issues, with particular reference to the legal, compliance, regulatory and voluntary frameworks applicable to listed entities and highly regulated industries	Deep: 9; General: 1
Environment and social	Experience in understanding and identifying potential risks and opportunities arising from environmental and social issues, including the transition to a climate resilient future, management of biodiversity, and addressing human rights and modern slavery within supply chains	Deep: 5; General: 3; Limited: 2
People and culture	Experience in people matters including workplace health and safety, cultures, morale, inclusion and diversity, management development, succession, remuneration and talent retention initiatives	Deep: 8; General: 2
Executive leadership	Having held a CEO or a similar senior leadership role in a large complex organisation, and having experience in managing the business through periods of significant change and delivering desired business outcomes	Deep: 8; General: 2

Deep experience and knowledge | General working experience and knowledge | Limited working experience and knowledge

In addition to the skills outlined above, the Westpac Board seeks to ensure that it operates as a cohesive team, bringing together a range of perspectives to guide the company and oversee management. The Westpac Board also expects its members to be committed to supporting our Purpose and upholding our Values.

Board diversity A diverse group of skilled Directors helps us be a stronger organisation that makes better decisions. In relation to gender diversity, for 2023, the Board Nominations & Governance Committee confirmed its objective of 40% women, 40% men and 20% any gender for the composition of the Westpac Board. As Westpac has met its 2023 objective for Board gender diversity, the focus is on maintaining alignment with this objective, noting that our performance against it will vary at any given time depending on the timing of Board renewal and Board composition changes. The Board gender diversity as at 30 September 2023 is set out below. NUMBER OF FEMALE DIRECTORS ON THE BOARD (4 OUT OF 10) 40% FEMALE DIRECTORS Independence All Non-executive Directors satisfy our criteria for independence, which aligns with the guidance provided in the ASXCGC Recommendations. The Board assesses the independence of our Non-executive Directors on appointment and annually. Each Non-executive Director provides an annual attestation of their interests and independence. Directors are considered to be independent if they are independent of management and free from any business or other relationship that could materially interfere with, or could reasonably be perceived to materially interfere with: — the exercise of their unfettered and independent judgement; and — their ability to act in the best interests of Westpac as a whole rather than the interests of another party. Materiality is assessed on a case-by-case basis by reference to each Non-executive Director’s individual circumstances rather than by applying general materiality thresholds. Each Non-executive Director is required to disclose any business or other relationship that they have directly, or as a partner, shareholder or officer of a company or other entity that has an interest or a business or other relationship with Westpac or a Group entity. The Board considers information about any such interests or relationships, including any related financial or other details, when it assesses the Non-executive Director’s independence. APPOINTMENT OF DIRECTORS The Board Nominations & Governance Committee considers and makes recommendations to the Board on candidates for appointment as Directors. Such recommendations pay particular attention to: — the mix of skills, experience, expertise, diversity, independence, and other qualities of existing Directors; and — how the candidate’s attributes will balance and complement those skills and qualities, and address any potential skills gaps in relation to the current and future composition of the Board. Subject to the Constitution and ASX Listing Rules, the Board may appoint a Director, either to fill a casual vacancy or as an addition to the existing Directors. Except for the CEO, a Director appointed by the Board holds office only until the close of the next AGM but is eligible for election by shareholders at that meeting. Our Constitution states that a Director (except for the CEO) must not hold office (without re-election) past the third AGM or for more than three years, whichever is longer. Retiring Directors hold office until the conclusion of the meeting at which they retire but are eligible for re-election at that meeting. Our Constitution also provides that at least one Director must stand for election or re-election at each AGM. This requirement could be satisfied by a person standing for election as a new Director; a Director who has been appointed to fill a casual vacancy seeking election; or a Director seeking re-election because of the tenure limitation (referred to in the paragraph above). If there are no such Directors required to stand for election or re-election at the AGM, and no Director volunteers to stand for re-election, the Director who has served the longest in office since their last election or re-election must retire and stand for re-election. The CEO is not required to stand for re-election. Prior to a Director’s appointment or consideration for election or re-election by shareholders, the Board conducts due diligence and considers the results of the Board performance evaluation conducted during the year. Where a Director is seeking election or re-election, Westpac provides shareholders with all material information relevant to a decision on whether or not to elect or re-elect a Director. New Directors receive an induction pack and letter of appointment setting out the expectations of the role, and conditions of appointment including the expected term of appointment and remuneration. This letter aligns to the ASXCGC Recommendations. All new Directors participate in an induction program to familiarise themselves with our business and strategy, culture and values and any current issues before the Board/Board Committees. The induction program includes an opportunity to review key documents and meet with a range of representatives from the organisation, including the Chairman, the CEO, the Board Committee Chairs and each Group Executive. 6 WESTPAC GROUP 2023 CORPORATE GOVERNANCE STATEMENT INTRODUCTION THE BOARD

The Westpac Director Appointment & Renewal Policy limits the tenure of office that any Non-executive Directors other than the Chairman may serve to nine years, from the date of first election by shareholders. The maximum tenure for the Chairman is 12 years (which includes any term served as a Director prior to being elected as Chairman), from the date of first election by shareholders. The Board, on an exceptional basis, may extend the maximum terms specified above where it considers it would benefit the Group, on an annual basis, with the Director required to stand for re-election annually. The average Board tenure as at 30 September 2023 is set out below. The length of service of each Director is set out in Section 1 of the Directors’ report in our 2023 Annual Report. AVERAGE BOARD TENURE 0-3 years 40% 3-6 years 50% 6-9 years 10% 3.3 YEARS AVERAGE BOARD TENURE Conflicts of interest All Directors are required to disclose to the Board any actual, potential or apparent conflicts of interest upon appointment and are required to keep these disclosures up to date. Any Director with a material personal interest in a matter being considered by the Board must declare their interest and may not be present during any related boardroom discussions nor vote on the matter unless the Board resolves otherwise. Continuing education Directors undertake continuing education and training to develop and maintain the skills and knowledge needed to perform their role effectively, including by participating in workshops held throughout the year, attending relevant site visits, and undertaking relevant external education. These activities are planned each year and are included in the Board’s/Board Committees’ calendars. In addition, the Board and Board Committees consider whether additional education and professional development opportunities should be offered as part of the annual Board Effectiveness Review. Access to information All Directors have unrestricted access to company records and information required to perform their duties, and receive regular detailed financial and operational reports from senior management. Each Director also enters into an access and indemnity agreement, which among other things, provides for access to documents for up to seven years after their retirement as a Director. The Chairman and other Non-executive Directors regularly consult with the CEO, CFO and other senior executives, and may consult with, and request additional information from, any of our employees. Access to advice All Directors have access to advice from senior internal legal advisors including the Group General Counsel. The Board collectively, and all Directors individually, can also seek independent professional advice, at our expense, to help them carry out their responsibilities. While the Chairman’s prior approval is needed, it may not be unreasonably withheld. Remuneration framework Information about our remuneration framework, including policies and practices regarding the remuneration of Non-executive Directors, the CEO and other senior executives, is included in the Remuneration Report in the Directors’ report (which is located in our 2023 Annual Report). The Remuneration Report also includes details of Westpac’s hedging policy, which prohibits participants in equity plans from entering into transactions that mitigate the risk associated with the equity award. 7 DIVERSITY, ETHICAL DECISION MAKING, KEY POLICIES & SUSTAINABILITY FINANCIAL REPORTING AND DISCLOSURE OPERATION OF THE BOARD RISK

PERFORMANCE REVIEWS Board, Board Committees and Directors The Board undertakes ongoing self-assessment as well as an annual performance review, which is periodically conducted by an independent consultant. The review process includes an assessment of the performance of the Board, the Board Committees and each Director, with outputs collected, analysed and presented to the Board. The Board will discuss the results and agree follow-up actions. Actions from the previous review related to matters regarding Board process and priorities, ongoing succession planning and education, and increasing the connection between the Board and the Group’s businesses and operations. Directors separately receive performance feedback collected about them during the review process and this feedback is discussed between the Chairman and each Director (and in the case of the Chairman, between the Chairman and another Board Committee Chair). At the time of this Corporate Governance Statement, the 2023 financial year evaluation of the full Board is being finalised and will be completed prior to the end of the 2023 calendar year. Board assessment of management performance The Board, in conjunction with its Board Remuneration Committee, is responsible for: — selecting, appointing, and determining terms of appointment of, the CEO and the CFO; — determining the CEO’s goals and objectives, and evaluating the CEO’s performance in light of these objectives; — approving the appointment of Group Executives, the General Manager Group Audit, and any other person the Board determines; and — approving individual remuneration arrangements, and adjustments to variable remuneration where appropriate for Group Executives and certain other senior employees, including in light of relevant matters brought to the attention of the Board Remuneration Committee from the CEO, Chief Risk Officer, Group Executive, Human Resources, General Manager Group Audit, and Chairs of the Board Risk Committee and Board Audit Committee. All new senior executives receive an employment contract setting out the terms and conditions of their employment, and those that are Accountable Persons under the Banking Executive Accountability Regime also receive an Accountability Statement for their respective role. Briefing sessions are scheduled to discuss our strategies and operations, and the respective roles and responsibilities of the Board and senior management. Under Westpac’s executive remuneration framework, the performance of senior executives is assessed annually. Management performance evaluations for the financial year ended 30 September 2023 were conducted following the end of the financial year. The process for reviewing the performance of senior executives, as well as further information on Westpac’s executive remuneration framework, FY23 performance objectives and performance achieved, is contained in the Remuneration Report in the Directors’ report (which is located in our 2023 Annual Report). 8 WESTPAC GROUP 2023 CORPORATE GOVERNANCE STATEMENT INTRODUCTION THE BOARD

ROLE OF THE BOARD COMMITTEES The Board is assisted by its four standing Board Committees and the key roles, responsibilities, and composition requirements of each of the Board Committees are outlined in their respective Charter and are summarised in the table below. The Board Committee Charters are available on our website at www.westpac.com.au/about-westpac/westpac-group/ corporate-governance/constitution-board/. All of the Board Committees are currently comprised of independent Non-executive Directors. Board Committee members are chosen for the skills and experience they can contribute to the respective Board Committees and their qualifications are set out in Section 1 of the Directors’ report, in our 2023 Annual Report. COMMITTEE KEY RESPONSIBILITIES COMPOSITION REQUIREMENTS MEMBERSHIP Board Risk Committee (BRiskC) To assist the Board to: — review and approve the Group’s overall risk management framework for managing financial and non-financial risks as well as emerging risks; — oversee the risk culture across the Group; — review and approve the Group Risk Management Framework, the Group Risk Management Strategy, and the Board Risk Appetite Statement; and — make its annual declaration to APRA on risk management under APRA prudential standard CPS 220 Risk Management. The Committee is also responsible for: — reviewing and monitoring the risk profile and controls of the Group for consistency with the Board Risk Appetite Statement; — reviewing and approving other risk management frameworks for financial and non-financial risks and reviewing the monitoring of performance under those frameworks (as appropriate); — reviewing and approving the limits and conditions that apply to the delegated credit risk and market risk approval authorities; — reviewing and recommending for approval the Internal Capital Adequacy Assessment Process, including target capital ranges (where appropriate), and reviewing and monitoring capital levels for consistency with the Board Risk Appetite Statement; — reviewing stress testing results, monitoring management responses and, together with the Board, providing recommendations for future scenarios; — reviewing and recommending recovery and resolution plans to the Board for approval, as required; — reviewing Group cyber risk and cybersecurity reporting, including information on the monitoring and performance of the Group’s cyber risk management and controls; — providing oversight of risks associated with the Group’s approach to customer remediation activities, the management of customer complaints and hardship; — providing oversight of the Group’s management of other financial and non-financial risks including financial crime risk, reputation and sustainability risks including climate risk; and — monitoring changes anticipated for the economic and business environment, including consideration of emerging risks and other factors. At least three Non-executive Directors. Majority of Committee members must be independent. An independent Non-executive Director must be the Committee Chairman, who is not the Board Chairman. At least one member of the Board Audit Committee and at least one member of the Board Remuneration Committee must be members. — Audette Exel (Chair) — Tim Burroughs — Peter Nash — Nora Scheinkestel — Michael Ullmer 9 DIVERSITY, ETHICAL DECISION MAKING, KEY POLICIES & SUSTAINABILITY FINANCIAL REPORTING AND DISCLOSURE OPERATION OF THE BOARD RISK

COMMITTEE KEY RESPONSIBILITIES COMPOSITION REQUIREMENTS MEMBERSHIP Board Audit Committee (BAC) To assist the Board by: — overseeing the integrity of financial statements and financial reporting systems of Westpac and its related bodies corporate; — maintaining oversight of the external audit engagement, including by making recommendations to the Board on the external auditor’s appointment, removal (including the rotation of the lead audit partner), and overseeing the external auditor’s qualifications, performance, independence and fees; — overseeing the performance of the internal audit function; — overseeing the integrity of the Group’s corporate reporting including the Group‘s financial reporting and compliance with prudential regulatory reporting and professional accounting requirements; — reviewing and discussing with management and the external auditor half and full year financial statements, Annual Report disclosures (including sustainability disclosures) and the Climate Report (or any other periodic sustainability reports agreed with the Committee from time to time) and recommending their approval to the Board; and — reviewing and discussing the process by which management assures the integrity of information on Westpac Group earnings and key sustainability metrics. At least three Non-executive Directors. Majority of Committee members must be independent. An independent Non-executive Director must be the Committee Chairman, who is not the Board Chairman. — Peter Nash (Chairman) — Nerida Caesar — Audette Exel — Chris Lynch — Michael Ullmer Board Remuneration Committee (BRemC) To assist the Board by reviewing and making recommendations in relation to: — the Group’s remuneration framework (as articulated in the Group Remuneration Policy), as well as assessing its compliance with laws, regulations and prudential standards; — individual remuneration arrangements and variable remuneration outcomes of the CEO, Group Executives, other accountable persons under BEAR, and any other person the Board determines; — the remuneration framework, policies, and fee levels (including superannuation) for Non-executive Directors on the Board and subsidiary Boards; — remuneration arrangements on a cohort basis (including variable remuneration outcomes) for certain employees; — in conjunction with the Board Chairman, evaluating the performance of the CEO, including their goals and objectives as assessed against the Group Performance Review; and — the design and terms of all Equity Plans. At least three Non-executive Directors. Majority of Committee members must be independent. An independent Non-executive Director must be the Committee Chairman, who is not the Board Chairman. — Nora Scheinkestel (Chair) — Chris Lynch — Margaret Seale Board Nominations & Governance Committee (BNGC) To assist the Board, including by: — recommending candidates for appointment as Non-executive Directors to the Board and the Boards of significant subsidiaries; — reviewing the process for the orientation and continuing education of Directors; — considering succession planning for Non-executive Directors; — assessing the overall skills, experience, expertise and diversity of the Board; — reviewing annually diversity generally within the Group, including approving measurable objectives for achieving diversity and the Group’s progress in achieving such objectives; — reviewing the time required to be committed to Westpac business by Non-executive Directors on the Board, including reviewing the other commitments of those Non-executive Directors; and — reviewing and, where required, approving the Group’s corporate governance policies. At least three Non-executive Directors Majority of Committee members must be independent. The Board Chairman will be the Committee Chairman. — John McFarlane (Chairman) — Peter Nash — Margaret Seale 10 WESTPAC GROUP 2023 CORPORATE GOVERNANCE STATEMENT INTRODUCTION THE BOARD

The Board Committee composition changes which have occurred in FY23 are set out in Section 9 of the Directors’ report, in our 2023 Annual Report. From time to time, the Board may form other Committees or request Directors to undertake specific extra duties. In addition, the Board may participate (either directly or through representatives) in due diligence committees in relation to strategic decisions and capital and funding activities. Each Board Committee: — will refer to the Board or other Board Committee any matter that comes to their attention that is relevant for the Board or respective Board Committee; and — is entitled to the resources and information it requires and has direct access to our employees and advisors. Board and Board Committee meetings The number of meetings of the Board and Board Committees for the financial year ended 30 September 2023, and each Director’s attendance is reported in Section 9 of the Directors’ report, in our 2023 Annual Report. Scheduled meetings of the Board Committees occur at least quarterly, with the Board Risk Committee meeting at least five times annually. All Board Committees are able to meet more frequently as necessary. Non-executive Directors regularly meet without management present, so they can discuss issues appropriate to such a forum. Senior executives and other selected employees are invited, where considered appropriate, to participate in Board and Board Committee meetings. They are also available to be contacted by Directors between meetings. All Directors can receive all Board Committee papers and can attend any Board Committee meeting, provided there is no conflict of interest. The CEO attends all Board Committee meetings, except where he has a material personal interest in a matter being considered. Board Audit Committee financial knowledge All Board Audit Committee members have appropriate financial experience, an understanding of the financial services industry and satisfy the independence requirements under the ASXCGC Recommendations, Securities Exchange Act of 1934 (US) (as amended) and its related rules. The Board has determined that Mr Nash is an ‘audit committee financial expert’ and independent in accordance with US securities law. The designation of Mr Nash as an audit committee financial expert does not impose duties, obligations or liability on him that are greater than those imposed on him as a Board Audit Committee member, and does not affect the duties, obligations or liability of any other Board Audit Committee member or Board member. Audit committee financial experts are not deemed as an ‘expert’ for any other purpose. Meeting with Regulators The Directors met with representatives from the Australian Securities and Investments Commission, Australian Prudential Regulation Authority, Australian Transaction Reports and Analysis Centre and the Australian Financial Complaints Authority during the course of the year. Role of the Company Secretary Westpac’s Company Secretary attends Board and Board Committee meetings and is responsible for the operation of the Secretariat function, including advising the Board on governance and, in conjunction with management, giving practical effect to the Board’s decisions. The Company Secretary is accountable to the Board, through the Chairman, on all matters to do with the proper functioning of the Board. A profile for the Company Secretary can be found in the Directors’ report, in our 2023 Annual Report. 11 DIVERSITY, ETHICAL DECISION MAKING, KEY POLICIES & SUSTAINABILITY FINANCIAL REPORTING AND DISCLOSURE OPERATION OF THE BOARD RISK

12 WESTPAC GROUP 2023 CORPORATE GOVERNANCE STATEMENT INTRODUCTION THE BOARD

DIVERSITY

At Westpac we're focused on building a workplace that fosters a diverse and inclusive workforce where our people feel valued, respected and safe.

We seek to embrace everything that makes people unique in their identity like age, cultural background, disability, ethnicity, sex, gender identity, marital or family status, religious belief, sexual orientation or socio-economic background.

Our Diversity, Equity & Inclusion Strategy and Policy aims to put people at the heart of everything we do and sets out our objective to encourage a more inclusive workplace for our people to support our customers. We are focused on hiring, developing and retaining diverse talent in a culture that embraces and celebrates differences, and allows people to feel safe at work.

Our Diversity, Equity, and Inclusion priorities for FY23-25

Our Executive Team oversees the Group-wide Diversity, Equity, and Inclusion Plan and reviews progress twice a year. Our FY23-25 Plan seeks to create an inclusive environment for all employees by aspiring to:

- support our employees in the moments that matter to them in both their career and personal lives;
- grow a workforce that takes action and advocates for a more equitable and inclusive society - shifting from being bystanders to upstanders; and
- build a workplace where it is safe to be yourself and where your unique identity is celebrated through trusted communities and allies.

Making Inclusion happen

We expect all employees to foster a culture which values diversity and includes everybody.

The Board Nominations & Governance Committee annually reviews diversity within the Group, including approving diversity and inclusion objectives and overseeing progress in achieving these objectives.

Westpac is a signatory to the 40:40 Vision, and the Board Nominations & Governance Committee confirmed the Group's measurable objectives (which were in place for this reporting period) for achieving gender diversity in the composition of the Board, Executive Team, General Managers, and workforce generally as follows:

- achieve 40:40:20 on the Westpac Board;
- achieve 40:40:20 in our Executive Team[1];
- achieve 40% (+/- 2%) women in our General Manager population;
- achieve 50% (+/- 2%) women in our Senior Leadership[2]; and
- maintain at least 50% women in our workforce generally.

More information is set out in the table below.

% FEMALES	SEP-22	SEP-23	TARGET	TARGET MET
Westpac Board	40	40	40:40:20*	Met
Executive Team	45	50	40:40:20*	Met
General Managers	39	40	40 +/- 2%	Met
Senior Leadership	48	49	50 +/- 2%	Met
Westpac workforce	55	54	50	Met

* 40% women, 40% men and 20% of any gender

1 Includes the full Executive Team other than the CEO.
2 Senior Leadership refers to the proportion of women (permanent and maximum term) in senior leadership roles across the Group. It includes the Executive Team, General Managers, and direct reports to General Managers, excluding administrative or support roles.

For FY23 the Board Nominations & Governance Committee approved a change to the measurable objectives for gender diversity to enhance our focus on gender balance in our most senior roles. An objective of 50% (+/- 2%) women in Senior Leadership positions has replaced the ‘Women in Leadership1 ’ positions measurable objective that was in place in previous reporting periods. We aim to achieve gender pay equity, affirming that equal pay must be given for equal work and experience. We undertake a remuneration gap analysis annually to identify issues and take steps to investigate and address any pay gaps. We have also increased transparency around pay allowing employees to openly discuss their pay with other employees if they choose to. We continue to seek to uphold a zero-tolerance approach to sexual harassment. A copy of our Sexual Harassment Policy is available at the following link www.westpac.com. au/about-westpac/inclusion-and-diversity/. This year we also introduced our ‘Upstander’ initiative which aims to grow employee confidence and capability to speak up and take action when they see or hear something that negatively impacts others. We have made progress against our commitments in our fifth Reconciliation Action Plan (RAP) which launched last year. To support our Aboriginal and Torres Strait Islander employees, we have introduced a range of measures. These initiatives align with the commitments outlined in our RAP, including a new Elder in Residence program, a new provision for community break, new leadership capability opportunities and we held our first Indigenous employee summit in FY23. We have introduced online Indigenous cultural learning and face to face options for our people leaders and introduced a suite of inclusive leadership modules that aim to support an inclusive workplace. We believe there is much work to be done to progress reconciliation and move forward together and acknowledge that we may at times fall short of the standards we expect of ourselves. However, where we misstep, we aim to swiftly set things right. 1 The ‘Women in Leadership’ positions objective in place during FY22 refers to the proportion of women (permanent and maximum term) in leadership roles across the Group. It includes the CEO, Group Executives, General Managers, senior leaders with significant influence on business outcomes (direct reports to General Managers and their direct reports, large (3+) team people leaders three levels below General Manager, Bank Managers and Assistant Bank Managers. Our ten Employee Advocacy Groups help us strengthen an inclusive culture by building trusted communities that celebrate and advocate for gender, LGBTIQ+, young and mature-age employees, cultural diversity in leadership, accessibility, Indigenous employees, veterans, skilled volunteering and supporting victims of domestic and family violence. Westpac offers workplace flexibility and provides employees with a variety of leave options such as parental leave (including support for those who experience pregnancy loss), fertility leave, carers’ leave, wellbeing and lifestyle leave, career breaks, purchased leave, uncapped domestic and family violence support leave, gender affirmation leave, Sorry Business leave, volunteer leave and emergency services leave. Further information on our inclusion and diversity programs and performance, as well as a copy of our Diversity, Equity & Inclusion Policy and Westpac’s Workplace Gender Equality Agency (WGEA) report, can be found on our website at www.westpac.com.au/about-westpac/inclusion-and-diversity/. RISK FINANCIAL REPORTING AND DISCLOSURE DIVERSITY, ETHICAL DECISION MAKING, KEY POLICIES & SUSTAINABILITY 13 OPERATION OF THE BOARD

ETHICAL DECISION MAKING Ethical and responsible decision making is critical to decision-making at Westpac. Our Purpose, Values and Behaviours, together with our Code of Conduct and related policies and frameworks, are focused on instilling and reinforcing an ethical and responsible decision-making culture across the Group. Purpose, Values and Behaviours Westpac’s purpose is creating better futures together. In working to fulfill our purpose, we are guided by our ‘HELPS’ values. Our Purpose, Values and Behaviours set the direction for our culture by providing clarity about what is valued most and what our people need to do. FIGURE 2 – PURPOSE, VALUES AND BEHAVIOURS OUR PURPOSE Creating better futures together OUR PILLARS Customer care at the heart Easy to do business with Expert solutions and tools Advocate for positive change OUR VALUES Helpful Passionate about providing a great customer experience Ethical Trusted to do the right thing Leading Change Determined to make it better and be better Performing Accountable to get it done Simple Inspired to keep it simple and easy OUR BEHAVIOURS > I work as one team for our colleagues and customers > I support our customers in the moments that matter > I always ask ‘Should We?’ > I speak up and constructively challenge > I look for ways to innovate and embrace new ways of working and technologies > I am inclusive and embrace diversity of thought and experience > I am clear on my role and I deliver on my commitments – ‘if I say it I do it’ > I take ownership for proactively managing risk > I always ask ‘can this be simpler?’ > I clear the way to make it easier and quicker Underpinning our values are 10 key behaviours (see Figure 2 above), which are expressed in simple, action-orientated language and address important themes such as risk, ownership, diversity and digital. Westpac’s Purpose, Values and Behaviours have been refreshed to reflect our new strategy. Significant initiatives have been undertaken (with some ongoing) to embed them, including a comprehensive communications agenda, leader-led initiatives and alignment of systems, processes and policies, that impact our day-to-day activities. 14 WESTPAC GROUP 2023 CORPORATE GOVERNANCE STATEMENT INTRODUCTION THE BOARD

Code of Conduct The Westpac Group Code of Conduct (Code) sets out a consistent standard and establishes the expectations of our people to do what is right. The Code goes beyond an obligation to comply with laws and policies and is a key aspect of improving conduct to seek to ensure fair outcomes for customers, communities and each other. The Code requires us to apply the ‘Should We?’ Test (see Figure 3 below) when making decisions and encourages our people to speak up when our standards are not being met. We take non-compliance with the Code seriously. Material breaches of the Code are reported to the Board Risk Committee. Supporting the Code are numerous frameworks and policies outlining our commitment to sustainable business practices and behaviours. These include our Purpose, Values and Behaviours, policies and position statements addressing sustainability themes such as human rights, climate change and other environmental and social impacts. The Code is available on our website at: www.westpac.com.au/about-westpac/westpac-group/corporate-governance/ principles-policies/. FIGURE 3 – THE ‘SHOULD WE?’ TEST RISK FINANCIAL REPORTING AND DISCLOSURE DIVERSITY, ETHICAL DECISION MAKING, KEY POLICIES & SUSTAINABILITY 15 OPERATION OF THE BOARD

KEY POLICIES We have a number of key policies that seek to manage our regulatory compliance and human resource requirements. We are also subject to a range of external industry codes, such as the Banking Code of Practice and the ePayments Code. Code of Ethics for Senior Finance Officers Our Code of Accounting Practice and Financial Reporting (COAPFR) complements our Code of Conduct. It is designed to assist our CEO, CFO and other principal financial officers to apply the highest ethical standards to their duties and responsibilities with respect to accounting and financial reporting. The COAPFR requires those officers to: — act honestly and ethically, particularly with respect to conflicts of interest; — provide full, fair, accurate and timely disclosure in reporting and other communications; — comply with applicable laws, rules and regulations; — promptly report violations of the COAPFR; and — be accountable for adherence to the COAPFR. The COAPFR is available on our website at www.westpac. com.au/about-westpac/westpac-group/corporate-governance/principles-policies/. Delegated authority The Delegated Authority Policy Framework outlines the principles Westpac has adopted to govern decision-making within the Westpac Group, including channels of escalation and reporting to the Board. The scope of, and limitations to, authority delegated by the Board to the CEO and through the CEO to other Group Executives is articulated in formal delegation instruments and covers areas such as expenditure, funding and securitisation, and lending. These delegations have been implemented with a view to balancing effective oversight with appropriate empowerment and accountability of management. Any matters or transactions outside the delegations of authority given to management are required to be referred to the Board or relevant Board Committee for approval. Securities trading Westpac’s Group Securities Trading Policy prohibits Directors, employees, secondees and contractors from dealing in any securities and other financial products that they possess inside information on. They are also prohibited from passing on inside information to others who may use that information to trade in securities or from procuring others to trade. In addition, Directors and any employees, secondees or contractors (and their ‘associates’) who, because of their seniority or the nature of their position, may have access to material non-public information about Westpac (known as Prescribed Employees) are subject to further restrictions, including prohibitions on trading prior to and immediately following annual and half year results announcements. The Westpac Group Securities Trading Policy is available in the Corporate Governance section of our website at www.westpac.com.au/about-westpac/westpac-group/ corporate-governance/principles-policies/. Concern reporting and whistleblower protection The Westpac Group Speaking Up Policy encourages our employees, contractors, secondees, former employees, brokers, service providers and suppliers to raise any concerns about our activities or behaviours that may be unlawful or unethical. Our senior management are committed to supporting those who speak up. Westpac does not tolerate detrimental conduct related to a Speaking Up report. A person can raise a concern using our whistleblowing channels, including our reporting system ‘Concern Online’ and our Whistleblower Hotline. Both channels enable anonymous reporting. Westpac’s Whistleblower Protection Officers are responsible for providing protections to whistleblowers who are concerned that they may experience detrimental conduct because of speaking up. They also engage directly with whistleblowers to address risks of reprisal. Whistleblowers may also raise a concern directly with a Whistleblower Protection Officer. The Westpac Group Speaking Up Policy requires that we investigate concerns in a confidential, fair and objective manner. If the investigation shows that wrongdoing occurred, we are committed to taking action, such as changing our processes and imposing consequences on those involved in wrongdoing. Outcomes may also involve reporting the matter to relevant authorities and regulators. The Board Audit Committee, in conjunction with the Board Risk Committee, oversees Westpac’s Whistleblower Program. The Board Risk Committee receives regular reporting on whistleblowing (including key metrics, measures and themes that provide insights into the performance of the Whistleblower Program). Material whistleblower matters reported under the Westpac Group Speaking Up Policy are reported to the Board Risk Committee. The Westpac Group Speaking Up Policy is available on our website at www.westpac.com.au/about-westpac/ westpac-group/corporate-governance/principles-policies/. 16 WESTPAC GROUP 2023 CORPORATE GOVERNANCE STATEMENT INTRODUCTION THE BOARD

Anti-Bribery and Corruption The Westpac Group has an Anti-Bribery and Corruption (ABC) Policy, an ABC Standard, and bribery prevention procedures and systems. Material breaches of the ABC Policy are reported to the Board Risk Committee. The ABC Policy is available on our website at www.westpac.com.au/ about-westpac/westpac-group/corporate-governance/ anti-bribery-corruption-policy-procedures/. Westpac has no tolerance for any form of bribery or corruption. This includes a ban on facilitation payments and offering or soliciting secret commissions. Westpac is committed to preventing, detecting and deterring bribery and corruption by managing its bribery and corruption risk and complying with relevant ABC legislation in all jurisdictions in which it operates or has dealings. This includes the Australian Criminal Code Act 1995 (Cth), the Bribery Act 2010 (UK) and the Foreign Corrupt Practices Act 1977 (US). Under the ABC Policy, Westpac expects that its officers, Directors, employees, agents, contractors, service providers and subsidiaries and third parties acting for or on behalf of Westpac will comply with all applicable ABC laws and will not offer, provide, authorise, request or receive a bribe or anything which may be viewed as a bribe. Fit and Proper Person assessments Westpac’s Board-approved Group Fit and Proper Policy (F&P Policy) outlines how we assess the fitness and propriety of our Directors, Accountable Persons under BEAR, and other individuals in key positions of responsibility. The F&P Policy supports Westpac in complying with APRA Prudential Standards CPS 520 and SPS 520, the Banking Act 1959 (Cth) (including BEAR), Superannuation Industry (Supervision) Act 1993 (Cth), relevant ASIC licensing requirements (Australian Financial Services Licence and Australian Credit Licence) and equivalent offshore regulations as applicable. The Chairman of the Board (and in the case of the Chairman, the Board as a collective) is responsible for assessing the fitness and propriety of our CEO and Non-executive Directors. A Fit and Proper Committee is responsible under delegated authority from the Board for undertaking a fit and proper assessment of all other individuals in key positions of responsibility. In all cases, a fit and proper assessment will be undertaken prior to their initial appointment and they will be re-assessed annually. This involves the relevant individual providing a declaration and background checks (including police and bankruptcy checks) being undertaken as appropriate. Conflicts of interest Westpac’s conflicts of interest framework is designed to identify and manage actual, potential and perceived conflicts of interest. The conflicts of interest framework includes the Group Conflicts of Interest Policy, along with supporting policies, standards and procedures. Under our conflicts of interest framework, any person who acts on behalf of the Westpac Group must: — promptly identify, declare, assess, manage and record conflicts of interest appropriately; — discharge their duties concerning conflicts of interest with integrity, fairness, honesty and due skill, care and diligence; — avoid a conflict of interest where it cannot be effectively managed; and — not solicit, accept or offer money, gifts, favours or entertainment that might influence, or might be seen to influence, their professional judgement. Modern Slavery Under the Australian Modern Slavery Act 2018 (Cth) and Modern Slavery Act 2015 (UK), Westpac is required to prepare an annual statement describing the risks of modern slavery in our operations and supply chain, and the actions taken to address the risks. Westpac published a joint statement for FY22 on behalf of itself and certain reporting entities that addressed the requirements of both Acts. The Westpac Group’s 2022 Modern Slavery Statement was published in March 2023 and can be located at www. westpac.com.au/content/dam/public/wbc/documents/ pdf/aw/sustainability/wbc-2022-modern-slavery-statement.pdf. Customer Advocate Westpac’s Customer Advocate provides advice and guidance to our complaints team regarding complaints raised by customers in relation to personal banking and small business matters. In addition, the Customer Advocate recommends changes to bank policies, procedures and processes, arising from the complaints made by customers, and in particular focuses on how we can best support our vulnerable customers. RISK FINANCIAL REPORTING AND DISCLOSURE DIVERSITY, ETHICAL DECISION MAKING, KEY POLICIES & SUSTAINABILITY 17 OPERATION OF THE BOARD

SUSTAINABILITY We view sustainable and responsible business practices as important for our business, our customers, our community and shareholder value. Sustainability is about managing environmental and social risks and opportunities in a way that seeks to balance the long-term needs of all our stakeholders – our customers, employees, suppliers, investors and community partners – together with the needs of the wider community and the environment. We aim to address the matters that we believe are the most material for our business and stakeholders, now and in the future. We understand that environmental and social risks and opportunities continue to evolve so we seek to monitor and progressively embed the management of sustainability into core business practice. We participate in a number of voluntary initiatives including the Global Reporting Initiative (GRI), the UN Global Compact and the Taskforce on Climate-Related Financial Disclosures (TCFD). We report on the most material sustainability topics, identified in our annual materiality assessment and aligned with the GRI requirement, in our Annual Report. The Annual Report and Climate Report includes sustainability governance and risk management disclosures as per the TCFD recommendations available on our website at www.westpac.com.au/about-westpac/ investor-centre/annual-report/. Material exposure to sustainability risks Westpac is exposed to environmental and social risks such as climate change risk. We seek to manage our material exposures to these risks in accordance with our risk management strategy and frameworks. Further details about the risks we face, and how we seek to manage them, are referred to in our 2023 Annual Report (see pages 18 to 19, pages 36 to 47, and pages 145 to 164). In addition, our Climate Change Position Statement and Action Plan, our Climate Report, our Human Rights Position Statement and Action Plan, and our Modern Slavery Statement are available on our website at www.westpac. com.au/about-westpac/sustainability/. RISK MANAGEMENT Our Risk Management Framework describes our approach for managing the material risks we face, and has nine components underpinned by a strong risk culture and a Three Lines of Defence model with customers at the centre. This is represented in the diagram on page 19. Effective risk management requires all the elements of our framework to operate independently and interactively to provide a complete approach for managing risk and to deliver fair customer outcomes. Westpac remains focused on implementing and embedding our integrated CORE program, which is designed to deliver a sustained uplift in outcomes for customers and how we manage risk. Key elements of the CORE program involve embedding our Risk Management Framework and Three Lines of Defence model and strengthening our risk culture. For further information about the CORE program, refer to the Strategic Review in our 2023 Annual Report. The Group’s Risk Management Framework, Risk Management Strategy and Board Risk Appetite Statement are reviewed annually by the Board Risk Committee. The Board Risk Committee also oversees that Westpac is operating with due regard to risk appetite. The review of the Risk Management Framework includes consideration of whether the framework continues to be sound. The Risk Management Framework, Risk Management Strategy and Board Risk Appetite Statement were approved by the Board, on the recommendation of the Board Risk Committee, during the financial year ended 30 September 2023. The CEO and Executive Team are responsible for implementing our Risk Management Framework and Risk Management Strategy, and for developing frameworks, policies, controls, processes and procedures for identifying and managing risk in Westpac’s activities. To support our management of risk, Westpac has an Executive Risk Committee (RISKCO) that assists accountable individuals in making risk-related decisions in respect of the Group. It monitors material risk exposures, their alignment to risk appetite approved by the Board and related actions. RISKCO also oversees the implementation and performance of the Risk Management Framework and Risk Management Strategy, as well as required controls and actions. RISKCO is supported by a number of management subcommittees. RISKCO and these subcommittees provide an important channel for senior management to communicate and report on risk matters. 18 WESTPAC GROUP 2023 CORPORATE GOVERNANCE STATEMENT INTRODUCTION THE BOARD

RISK MANAGEMENT FRAMEWORK Governance and Management Control Business Strategy Risk Identification Risk Appetite Stress and Scenarios Analysis People and Infrastructure Control Definition and Effectiveness Monitoring and Reporting Actions and Response Westpac’s business plans are shaped considering the risks associated with its strategic objectives Identifying existing and emerging risks in our business from internal and external environments Setting risk appetite to provide clarity on the level of risk we are prepared to take Performing stress tests and scenario analysis to assess potential impacts that changes to existing and emerging risks may have on the Group, including on our capital Having appropriate capability, people, data and systems to support effective risk management and decision making Embedding appropriate Frameworks, policies, standards and controls to manage the risks we take Risks are assessed through ongoing monitoring, management, reporting and assurance Appropriate action plans are implemented to improve our risk profile Ensuring that appropriate data, analysis and recommendations flow to appropriate people and forums on a timely basis to support decision making Customers Board approved 23 March 2023 FINANCIAL REPORTING RISK AND DISCLOSURE DIVERSITY, ETHICAL DECISION MAKING, KEY POLICIES & SUSTAINABILITY 19 OPERATION OF THE BOARD

Risk Culture Westpac considers that a strong risk culture is essential for the Group’s Risk Management Framework to operate effectively. Building and maintaining a strong risk culture is a continuing focus of the Board and will help us create a simpler, stronger bank. Westpac continues to work to enhance and improve its risk culture, which APRA had identified as being immature and reactive. As part of this ongoing work, Westpac has developed and implemented processes and tools to continue to improve risk culture, and track progress towards our goal of a risk culture that proactively identifies, manages and mitigates risks, learns from risk events and continuously anticipates new risks and opportunities. We have also implemented a Group-wide learning program which provides an opportunity for employees to spend time on the specifics of risk management. Further information about this work is available in the Strategic review in our 2023 Annual Report. Three Lines of Defence We have adopted and continue to embed a Three Lines of Defence model which is designed to enable all our people to understand their own role and responsibilities in the active management of risk (see Figure 4 below). FIGURE 4 – WESTPAC THREE LINES OF DEFENCE First Line Own and manage risk All Divisions and Functions excluding Risk and Audit Functions Third Line Independent Assurance Audit Function Second Line Insight, Oversight and Challenge Risk Function 20 WESTPAC GROUP 2023 CORPORATE GOVERNANCE STATEMENT INTRODUCTION THE BOARD

FINANCIAL REPORTING AND AUDIT Approach to financial reporting Our approach to financial reporting reflects three core principles: — that our financial reports present a true and fair view of our financial position and performance; — that our accounting methods comply with applicable accounting standards and policies; and — that our external auditor is independent and serves security holders’ interests. The Board, through the Board Audit Committee, has regard to Australian and international developments relevant to these principles when reviewing our practices. The Board delegates oversight responsibility for the integrity of financial statements and financial reporting systems to the Board Audit Committee. The Board Risk Committee provides relevant periodic assurances and reports (as appropriate) to the Board Audit Committee. Similarly, the Board delegates oversight responsibility for the preparation of remuneration reports and disclosures to the Board Remuneration Committee, which recommends remuneration reports and related disclosures, and provides relevant assurances, through the Board Audit Committee to the Board for approval. CEO and CFO assurance The Board receives regular reports from management about our financial condition and operational results, as well as that of our controlled entities. Before the Board approves the half year and full year financial statements, the CEO and the CFO declare to the Board that in all material respects: — Westpac’s financial records: • correctly record and explain its transactions, and financial position and performance; • enable true and fair financial statements to be prepared and audited; and • are retained for seven years after the transactions covered by the records are completed; — the financial statements and notes comply with applicable accounting standards; — the financial statements and notes give a true and fair view of Westpac’s and its consolidated entities’ financial position and of their performance; — any other matters that are prescribed by the Corporations Act 2001 (Cth) and regulations as they relate to the financial statements and notes are satisfied; and — the declarations above have been formed on the basis of a sound system of risk management and internal control, and that the system is operating effectively in all material respects in relation to financial reporting risks. The CEO and CFO have provided such statements for the financial year ended 30 September 2023. External auditor Our external auditor is PricewaterhouseCoopers (PwC), appointed by shareholders at the 2002 AGM. Prior to 2002, individuals who were partners of PwC or its antecedent Firms were our external auditors from 1968. Our PwC lead audit partner is Mr Colin Heath. Mr Heath assumed responsibility for this role in December 2021. The external auditor receives all Board Audit Committee and Board Risk Committee papers, attends all meetings of these committees and is available to Committee members at any time. The external auditor also attends the AGM to answer questions from shareholders regarding the conduct of its audit, the audit report and financial statements and its independence. PwC is required to confirm its independence and compliance with specified independence standards at our half and full financial year, however in practice it confirms its independence on a quarterly basis. We strictly govern our relationship with the external auditor, including restrictions on employment, business relationships, financial interests and use of our financial products by the external auditor. Periodically, the Board Audit Committee consults with the external auditor without the presence of management about internal controls over financial information, reporting and disclosure and the fullness and accuracy of the Group’s financial statements. The Board Audit Committee also meets with the General Manager, Group Audit without other members of management being present. Engagement of the external auditor To avoid possible independence or conflict issues, our ‘Pre-approval of engagement of PwC for audit and non-audit services’ policy (NAS Policy) prohibits the external auditor from carrying out certain types of non-audit services for Westpac. The NAS Policy also limits the extent to which PwC can perform other non-audit services. Use of PwC for any non-audit services must be assessed and approved in accordance with the pre-approval process set out in the NAS Policy. FINANCIAL REPORTING RISK AND DISCLOSURE DIVERSITY, ETHICAL DECISION MAKING, KEY POLICIES & SUSTAINABILITY 21 OPERATION OF THE BOARD

Group Audit (internal audit) Group Audit is independent of the first and second lines of defence and provides independent assurance and insight on the adequacy and effectiveness of the Group’s governance, risk management and internal controls to the Board, Board Committees, CEO and business units. Group Audit is governed by a charter approved by the Board Audit Committee that sets out its purpose, role, scope and responsibilities. To support the independence and standing of Group Audit, the General Manager, Group Audit has a direct reporting line to the Chairman of the Board Audit Committee and for administrative purposes only, to the CFO. Group Audit has the right to unrestricted and private access to the CEO and Senior Executive team, the Board Chairman and Chairman of the Board Audit Committee, other Board members where relevant and external regulators. Group Audit’s responsibilities include attending and presenting reports, as appropriate, at Board and relevant Board and Management committees. Board Audit Committee dialogue with management, external audit and Group audit The Board Audit Committee maintains an ongoing dialogue with management, the external auditor and Group Audit, including regarding those matters that are likely to be designated as Key Audit Matters in the external auditor’s report. Key Audit Matters are those matters which, in the opinion of the external auditor, are of the most significance in their audit of the financial report. As part of its oversight responsibilities, the Board Audit Committee also conducts discussions with a wide range of internal and external stakeholders including: — the external auditor, about our major financial reporting risk exposures and the steps management has taken to monitor and control such exposures; — Group Audit and the external auditor concerning their reports regarding significant findings in the conduct of their audits, and overseeing that any issues identified are rectified by management in an appropriate and timely way or reported to the Board Risk Committee (with the Board Risk Committee overseeing management’s response to rectifying those issues); — management and the external auditor concerning the half year and full year financial statements; — management and the external auditor regarding any correspondence with regulators or government agencies, and any published reports which raise material issues or could impact on matters regarding the Westpac Group’s financial statements or accounting policies; and — the Group General Counsel regarding any legal matters that may have a material impact on, or require disclosure in, the financial statements. MARKET DISCLOSURE AND SHAREHOLDER COMMUNICATION Verification of periodic corporate reports For periodic corporate reports released to the market which are not required to be audited or reviewed by our external auditor, we have verification and approval processes to support the integrity of the information disclosed. The process varies depending on the report and generally involves the individuals with responsibility for the information confirming to the best of their knowledge that the information is accurate and not misleading. The process may also involve review by internal subject matter experts (and as appropriate, our external advisors); and review by and confirmation from the individual responsible for the corporate report that it is appropriate for release. Such periodic corporate reports may also be required to be approved by the Disclosure Committee or the Board under our Market Disclosure Policy – as described below. Market disclosure We seek to provide all investors with equal, timely, accurate, balanced and meaningful information. Consistent with these standards, our Board-approved Market Disclosure Policy governs how we communicate with our shareholders and the investment community. Our Market Disclosure Policy is available on our website at www.westpac.com.au/about-westpac/westpac-group/ corporate-governance/principles-policies/. The policy provides a framework for how we manage our disclosure obligations and satisfy the disclosure requirements of the ASX, NZX, and other relevant offshore securities exchanges, as well as relevant securities and corporations legislation. Under our policy, and in accordance with our obligations, information that a reasonable person would expect to have a material effect on the price or value of our securities must first be disclosed via the ASX unless an exception applies under regulatory requirements. Our Disclosure Committee is responsible for (among other things) determining whether matters within management’s authority should be disclosed publicly under the policy, and for assisting employees in understanding what information may require disclosure to the market on the basis that it is market sensitive. 22 WESTPAC GROUP 2023 CORPORATE GOVERNANCE STATEMENT INTRODUCTION THE BOARD

Certain disclosure decisions (for example, relating to matters of fundamental importance to the Group including announcements concerning financial results or material equity raisings, transactions or changes in strategic direction) are the responsibility of the Board. The Disclosure Committee is comprised of the Disclosure Officer (who is the CFO), the Group General Counsel and at least one of the following: the CEO, the Chief Risk Officer, the Group Executive, Customer & Corporate Services, the Company Secretary of Westpac and the General Manager, Investor Relations. The Disclosure Officer is ultimately responsible for all disclosure-related communication with relevant securities exchanges. The Company Secretary or their delegate is authorised to give any documents to the ASX once they have been approved pursuant to the Market Disclosure Policy or by the Board or a Committee of Directors of the Board. A copy of announcements on material issues will also be provided to the Board promptly after release to the ASX, unless previously provided. Before Westpac gives a new and substantive investor or analyst presentation, we will release a copy of that presentation to the market. Once relevant information is disclosed to the market and available to investors, it may also be published on our website. This includes investor discussion packs, and presentations on, and explanations about, our financial results. Our website also contains Annual Reports, results announcements, speeches and support material given at investor conferences or presentations, notices of meetings and key media releases. Shareholder communication and participation We are committed to keeping shareholders fully informed about Westpac in compliance with our obligations – from our strategy, operations and performance, to our governance and sustainability approach. As part of our investor relations program – and consistent with our Market Disclosure Policy – we carry out a range of activities to facilitate two-way communication with shareholders, including: — providing relevant company information online via our Investor Centre on our website; — giving shareholders the option to receive information and communications electronically or via hard copy; — responding to shareholder queries directly via phone, email and mail; and — enabling shareholders to view major market briefings and maintaining that information in our Investor Centre. Our financial calendar in our Investor Centre lists all major market briefings and shareholder meetings. Announcements on these events may also be made on the ASX. Westpac seeks to facilitate shareholder participation at general meetings. We aim to choose a time and venue for meetings that is convenient to shareholders, and we typically move our AGM across capital cities. We also include explanatory notes in the notice of meeting which is sent to shareholders. The meeting is also webcast with a replay available for viewing in our Investor Centre. Westpac engages with shareholders and shareholder groups throughout the year to gather feedback and allow them to ask questions. This feedback assists the Group’s decision making and allows us to address any key themes in our reporting and/or at our meeting. Westpac intends to hold a ‘hybrid AGM’ this year, with shareholders being able to attend the AGM venue in person or participate online or via the telephone. Shareholders taking part in our 2023 AGM online (and their proxies, corporate representatives and attorneys) will be able to ask questions and make comments (either through the AGM Online Platform or via the teleconference) and vote on the resolutions. In addition, shareholders can lodge a direct vote before the AGM. Consistent with our practice for voting at meetings of shareholders, voting on all resolutions is conducted by a poll. FINANCIAL REPORTING RISK AND DISCLOSURE DIVERSITY, ETHICAL DECISION MAKING, KEY POLICIES & SUSTAINABILITY 23 OPERATION OF THE BOARD

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